Exhibit (10) (cc)

CTS Corporation

2013-2015 CEO Performance Restricted Stock Unit Plan

This AGREEMENT (this “Agreement”), made by and between CTS CORPORATION, an Indiana corporation (together with any successors to all or substantially all of the business of such corporation, the “Company”), and Kieran O’Sullivan (the “Grantee”). The CTS Corporation 2009 Omnibus Equity and Performance Incentive Plan (the “2009 Omnibus Plan”) is the governing document for this Agreement. Capitalized terms not otherwise defined herein shall have the meanings set forth in the 2009 Omnibus Plan, as amended. This Agreement is subject to the terms and conditions of the 2009 Omnibus Plan. In the event of any inconsistency between the provisions of this Agreement and the 2009 Omnibus Plan, the 2009 Omnibus Plan will govern.

The execution of a Performance Share Agreement substantially in the form hereof has been authorized by the Compensation Committee (the “Committee”) of the Company’s Board of Directors. The Company hereby confirms to the Grantee, effective as of the Date of Grant, pursuant to the Plan, the grant of Performance Shares described below in Section 1 of this Agreement, subject to the terms and conditions of the Plan and the terms and conditions described below.

Section 1.    Grant.    Subject to the terms set forth in this Agreement and in the Plan, the Company hereby grants to the Grantee an award of up to a maximum of 65,000 Performance Shares. The Grantee may earn this award during the performance period described below.

It is intended that this Agreement and its administration comply with the provisions of Section 409A of the Code. Accordingly, notwithstanding any provision in this Agreement or in the Plan to the contrary, this Agreement and the Plan will be interpreted, applied and, to the minimum extent necessary to comply with Section 409A of the Code, amended, so that the Agreement does not fail to meet, and is operated in accordance with, the requirements of paragraphs (2), (3) and (4) of Section 409A(a) of the Code. As used herein, “Code” means the Internal Revenue Code of 1986 as amended from time to time, and any interpretations thereof issued by the U.S. Treasury Department on which the Company is permitted to rely.

Section 2.    Performance Period.     The performance period will commence on January 1, 2013 and will end on December 31, 2015.

Section 3.    Performance Measure.    For purposes of this Agreement, “Performance Measure” means the Total Stockholder Return of the Company during the Performance Period relative to the Total Stockholder Return of the entities set forth on Exhibit B (each a “Peer”). For purposes of this Agreement, Total Stockholder Return means the appreciation in price of a share of common stock, plus reinvested dividends (paid in cash or other property), between January 1, 2013 and December 31, 2015. Relative Total Stockholder Return (RTSR) means the total stockholder return of the Company between January 1, 2013 and December 31, 2015, relative to the total stockholder return of the Peer Group entities over the same Performance Period. See Exhibit A for calculation.

RTSR is the sole measurement for the Performance Period covered by this Agreement. Award levels are described in Exhibit D.

Section 4.    Earning Performance Shares; Settlement of Award.    Performance Shares will be earned and become non-forfeitable on the Vesting Date, provided, however, that except as otherwise provided in this Section 4, the Grantee remains in the continuous employ of the Company during the applicable Performance Period. The Performance Shares will be forfeited to the extent that they are not earned at the end of the applicable Performance Period, or except as otherwise provided in this Agreement, if the Grantee ceases to be employed by the Company at any time prior to the end of the Performance Period.

Performance Shares will be settled on the basis on one Share for each Performance Share that vests and is earned during the Performance Period. Shares will be issued or transferred to the Grantee in settlement of Performance Shares that vest and are earned during the Performance Period, less applicable taxes, as soon as practicable after the determination by the Committee of the level of attainment of Relative Total Stockholder Return for the Performance Period. Upon completion of the

Performance Period, and on or before March 15, 2016, the Compensation Committee shall certify to what extent the Performance Goals for the Performance Period were met and determine the Grantee’s Award. The date of such certification and determination shall be the “Determination Date”. The Committee’s certification shall be subject to completion of the annual audit and certification of results by the Company’s independent auditor. Awards shall be made in the form of a grant of Restricted Stock Units. Restricted Stock Units granted under the 2013-2015 CEO Performance Restricted Stock Unit Plan will vest on the Determination Date, and shall be settled as soon as practicable after the Determination Date, but in no event later than March 15, 2016. The Company’s obligations to the Grantee with respect to earned and vested Performance Shares will be satisfied in full upon the distribution of one Share for each Performance Share earned and vesting during the Performance Period. On the Settlement Date, the Company may, at its election, either:

a)	credit the number of Shares to be issued or transferred to the Grantee as of the Determination Date to a book-entry account in the name of the Grantee held by the Company’s transfer agent; or

b)	deliver to the Grantee a certificate representing the number of Shares transferred or issued to the Grantee as of that Determination Date.

Grantee must remain in continuous employ of the Company through the end of the Performance Period in order to earn an Award.

Notwithstanding anything to the contrary in this Agreement, upon the first to occur of the following events, all Restricted Stock Units granted hereunder shall vest and become nonforfeitable and Shares shall be distributed to the Grantee, estate, guardian or designated beneficiary of the Grantee as the case may be, in the settlement of Restricted Stock Units as soon as reasonably practicable, but in no event later than thirty (30) days after the occurrence of such event, and such date(s) of distribution shall be deemed to be the Settlement Date(s):

a)	Grantee’s becoming disabled, as defined by Section 409A of the Code;

b)	Grantee’s death;

c)	A change in ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A of the Code; or

d)	Grantee’s unforeseeable emergency, as defined and not in excess of the amount permitted by Section 409A of the Code.

Unless the Committee determines otherwise in its sole discretion, if the Grantee’s employment with the Company terminates for any reason not specified above, all Restricted Stock Units granted hereunder which have not vested as of the date of such termination of employment shall be permanently forfeited on such termination date.

Section 5.    Tax Withholding.    The Company shall have the right to deduct from any compensation due the Grantee from the Company any federal, state, local or foreign taxes required by law to be withheld in connection with the issuance of Shares or vesting of any Restricted Stock Unit pursuant to this Agreement. To the extent that the amounts payable to the Grantee are insufficient for such withholding, it shall be a condition to the issuance of Shares or vesting of the Restricted Stock Units, as the case may be, that the Grantee shall pay such taxes or make provisions that are satisfactory to the Company for the payment thereof.

The Company shall retain Shares otherwise deliverable on the Settlement Date in an amount sufficient to satisfy the amount of tax required to be withheld provided that such amounts shall not exceed the statutorily required minimum withholding. The determination of the number of Shares retained for this purpose shall be based on the Fair Market Value of the Shares on the Settlement Date. In the event that the retention of Shares to satisfy withholding taxes would otherwise result in the delivery of a fractional Share, the Company will round down to the next whole Share and apply the value of the fractional Share to the recipient’s tax obligations or, in the alternative, the Company may make such other arrangements to avoid the issuance of a fractional Share as may be permitted by law. No Shares shall be transferred to the Grantee hereunder until such time as all applicable withholding taxes have been satisfied. Under the Code, employment tax withholding shall be calculated based on the Fair Market Value of the Shares on the applicable Vesting Date and income tax withholding shall be calculated based on the Fair Market Value of the Shares on the Settlement Date. The Company will not retain Shares as described herein unless tax withholding applies under the laws of the local jurisdiction.

Section 6.    Rights Not Conferred.    The Grantee shall have none of the rights of a stockholder with respect to the Restricted Stock Units, including the right to receive dividends or vote stock, until such time, if any, that Shares are distributed to the Grantee in settlement thereof. The Grantee is further advised that until distribution, the Company’s obligation will be merely that of an unfunded and unsecured promise of the Company to deliver Shares in the future, and the rights of the Grantee will be no greater than that of an unsecured general creditor. No assets of the Company will be held as collateral security for the obligations of the Company hereunder, and all assets of the Company will be subject to the claims of the Company’s creditors.

Section 7.    Agreement Not Assignable.    This Agreement and the Restricted Stock Units awarded hereunder are not transferable or assignable by the Grantee; provided that no provision herein shall prevent the distribution of shares to the Grantee’s estate or designated beneficiary, in the event of the Grantee’s death.

Section 8.    Adjustments.    In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, reverse stock split, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, or corporate transaction or event having an effect similar to the foregoing, the Committee shall adjust the Award, as provided by the Plan.

Section 9.    Governing Law.    This Agreement shall be construed in accordance with and governed by the laws of the State of Indiana.

Section 10.     Amendments.    Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment to the Plan or the Agreement shall adversely affect the value or number of the Grantee’s Restricted Stock Units without the Grantee’s written consent, except to the extent necessary to comply with the provisions of Section 409A of the Code.

Section 11.     Recoupment of Awards.    If the Board learns of any intentional misconduct by Grantee which directly contributes to the Company having to restate all or a portion of its financial statements, the Board may, in its sole discretion, require the Grantee to reimburse the Company for the difference between any Awards paid to the Grantee based on achievement of financial results that were subsequently the subject of a restatement and the amount the Grantee would have earned as awards under the Plan based on the financial results as restated.

Section 12.    No Contract.    This Agreement is not and shall not be construed as an employment contract or as a promise or contract to pay Awards to Grantee or their beneficiaries. The Plan shall be approved by the Committee and may be amended from time to time by the Committee without notice. Grantee or beneficiary may not sell, assign, transfer, discount or pledge as collateral for a loan, or otherwise anticipate any right to payment of an Award under this Plan.

Section 13.    Administration.    The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Grantee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

Section 14.    Effect on Other Employee Benefit Plans.    The value of the Restricted Stock Units granted pursuant to this Agreement shall not be included as compensation, earnings, salary or other similar terms used when calculating the Grantee’s benefits under any employee benefit plan sponsored by the Company or any subsidiary, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s employee benefit plans.

Section 15.    Severability.    If any provision of the Plan or this Agreement is, becomes, or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or award hereunder under any law deemed applicable by the

Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or award, such provision shall be stricken as to such jurisdiction or award, and the remainder of the Plan or Agreement shall be in full force and effect.

Section 16.    Construction.    The Restricted Stock Units granted hereunder are being issued pursuant to Section 10 of the Plan (“Restricted Stock Award”) and are subject to the terms of the Plan. A copy of the Plan has been given to the Grantee, and additional copies of the Plan are available upon request during normal business hours at the principal executive offices of the Company. To the extent that any provision of this Agreement violates or is inconsistent with an express provision of the Plan, the Plan provision shall govern and any inconsistent provision in this Agreement shall be of no force or effect.

Section 17.    Data Protection.    By signing below, the Grantee expressly consents to the transfer and use of personal data by the Company and its agents in connection with the administration of this Award.

Section 18.    Binding Effect.    This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

Date	Kieran O’Sullivan

Executed in the name and on behalf of the Company at Elkhart, Indiana as of the             day of February, 2013.

By:
Scott Bowmar
Vice President, Human Resources

EXHIBIT A

Determining Relative Total Stockholder Return

For purposes of calculating Relative Total Stockholder Return (rounding shall be to the nearest tenth of a percent, with all hundredths of a percent equal to or greater than 5 rounded up to the nearest tenth of a percent):

•

Company Return. For the Performance Period, the Company’s Total Stockholder Return will be a percentage amount determined based on (1) the average closing price of the Shares for the 20 business days immediately preceding the last trading day of the Performance Period (including aggregate dividends for the Performance Period) compared to (2) the average closing price of the Shares for the 20 business days immediately preceding the first trading day of the Performance Period.

•	Peer Return.

For the Performance Period, the Total Stockholder Return for each company in the Peer Group, (each a “Peer”) will be a percentage amount determined based on (1) the closing stock price on the last trading day of the Performance Period (including aggregate dividends for the Performance Period and adjusted for stock splits) compared to (2) the closing stock price on the first trading day of the Performance Period.

•

Company Ranking. For each Performance Period, the Company’s and each Peer’s Total Stockholder Return will be ranked in decreasing order. Relative Total Stockholder Return equals the percentile rank (expressed as a percentage) of the Company’s Total Stockholder Return when compared to the rankings, from lowest to highest, of the Total Stockholder Returns of the Peers comprising the Peer Group for the Performance Period.

EXHIBIT B

Peer Group (20 Peers)

NAME	SYMBOL	STOCK EXCHANGE
API Technologies Corporation	ATNY	Nasdaq Capital Market
AVX Corporation	AVX	New York Stock Exchange
Benchmark Electronics, Inc.	BHE	New York Stock Exchange
Ducommun Incorporated	DCO	New York Stock Exchange
GenTex Corporation	GNTX	Nasdaq Global Select Market
Harman International Industries, Inc.	HAR	New York Stock Exchange
Kimball International, Inc.	KBALB	Nasdaq Global Select Market
KEMET Corporation	KEM	New York Stock Exchange
Key Tronic Corporation	KTCC	Nasdaq Global Market
LittelFuse, Inc.	LFUS	Nasdaq Global Select Market
Methode Electronics, Inc.	MEI	New York Stock Exchange
Molex Incorporated	MOLX	Nasdaq Global Select Market
Plexus Corp.	PLXS	Nasdaq Global Select Market
Pulse Electronics	PULS	New York Stock Exchange
RF Micro Devices, Inc.	RFMD	Nasdaq Global Select Market
Sparton Corporation	SPA	New York Stock Exchange
Stoneridge, Inc.	SRI	New York Stock Exchange
Strattec Security Corporation	STRT	Nasdaq Global Market
Sypris Solutions, Inc.	SYPR	Nasdaq Global Market
Vishay Intertechnology, Inc.	VSH	New York Stock Exchange

EXHIBIT C

Peer Group Adjustment Protocol

1.	If a company files for bankruptcy and/or liquidation, is operating under bankruptcy protection, or is delisted from its stock exchange because it fails to meet the exchange listing requirement then it clearly shows bad performance and will, therefore, stay in the Peer Group as a bottom performer.

2.	If, as of the last date of the Performance Period, a Peer no longer exists as a business entity for any other reason than bad performance, then:

•	such Peer will be removed from the Peer Group for purposes of the Performance Period; and

•	the Relative Total Stockholder Return for the Performance Period will be calculated as if such Peer had never been a member of the Peer Group.

3.	The common equity of a CTS Peer Group member must be consecutively traded on any of the following exchanges: the New York Stock Exchange, the Nasdaq Stock Market LLC, the London Stock Exchange, or the American Stock Exchange. If, as of the last date of the Performance Period, a Peer Group member ceases to be traded on any of the above listed exchanges,

•	such Peer will be removed from the Peer Group for purposes of the Performance Period; and

•	the Relative Total Stockholder Return for the Performance Period will be calculated as if such Peer had never been a member of the Peer Group.

4.	For purposes of this Agreement, if any member of the Peer Group is acquired, merged, or otherwise assumed by another business entity and the resulting legal entity is substantially the same in size and nature of business, then that entity will remain in our Peer Group even if the new entity has a different name, ticker symbol, etc. In the event, an acquisition substantially changes the former Peer Group business in size, scope, nature, etc., the CEO and CFO of CTS may recommend to the Compensation Committee that the new entity be removed from the Peer Group. The decision to retain or remove a member of the Peer Group resides with the Compensation Committee.

EXHIBIT D

Performance Goal Award Levels

Relative Total Shareholder Return (RTSR) – Weighted 100%

Performance versus Peer Group
RTSR	<30%	>30%	>70%	>90%
Award Units	0	16,250	48,750	65,000

•	Award levels for Relative Total Stockholder Return (RTSR) will be interpolated between established measurement levels.